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                                                                      EXHIBIT 5


                         [FORWARD AIR CORPORATION LOGO]


                                    January 7, 2000

     The Board of Directors of
     Forward Air Corporation
     430 Airport Road
     Greeneville, Tennessee 37745

     Re:  Registration Statement on Form S-8

     Ladies and Gentlemen:

     I have acted as your counsel in the preparation of a registration statement on Form S-8 (the "Registration Statement") relating to the Company's 1999 Stock Option and Incentive Plan (the "Plan"), filed by you with the Securities and Exchange Commission covering 1,000,000 shares (the "Shares") of $0.01 par value common stock of the Company issuable pursuant to the Plan.

     In so acting, I have examined and relied upon such records, documents and other instruments as in my judgment are necessary or appropriate in order to express the opinion hereinafter set forth and have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity to the original documents of all documents submitted to me as certified or photostatic copies.

     Based on the foregoing, I am of the opinion that the Shares, when issued pursuant to and in accordance with the Plan, will be validly issued, fully paid, and nonassessable.

     I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

     Very truly yours,

     /s/ Richard H. Roberts
     Senior Vice President, General Counsel
     and Secretary